PROSPECTUS Dated November 21, 2011	Amendment No. 1 dated October 16, 2013 to
PROSPECTUS SUPPLEMENT Dated November 21, 2011	Pricing Supplement No. 932 to
Registration Statement No. 333-178081
Dated July 26, 2013
Rule 424(b)(2)

$327,000
GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes
Trigger Participation Securities Based on the Value of the Morgan Stanley SmartInvest Equity Index (Price Return) due July 31, 2018
Principal at Risk Securities
Unlike ordinary debt securities, the Trigger Participation Securities Based on the Value of the Morgan Stanley SmartInvest Equity Index (Price Return) due July 31, 2018, which we refer to as the securities, do not pay interest and do not guarantee the return of any principal at maturity.  Instead, at maturity, you will receive for each security that you hold an amount in cash that will vary depending on the closing value of the Morgan Stanley SmartInvest Equity Index (Price Return), which we refer to as the index, on the valuation date.  If the index has increased in value, you will receive a return on your investment equal to the index percent increase.  If the index has remained unchanged or depreciated in value, but has not declined to below the trigger level of 60% of its initial index value, the securities will redeem for par.  However, if the index has declined to below the trigger level, investors will lose 1% for every 1% decline in the index.  There is no minimum payment at maturity on the securities.  Accordingly, investors may lose their entire initial investment in the securities.  The Morgan Stanley SmartInvest Equity Index (Price Return) is a quantitative, rules-based, long-only equity index developed by Morgan Stanley.  The index aims to invest, at any one time, in 40 stocks included in the S&P 500® Index that are among the more concentrated reported positions held by hedge funds, based on analyzing their publicly available stock selections, as disclosed by the hedge funds on their filed Forms 13F.  Section 13(f) of the Securities Exchange Act of 1934 requires certain institutional investment managers to report their holdings of certain exchange-traded securities to the Securities and Exchange Commission on Form 13F.  The index is not a replication of, nor an alternative to, hedge funds.  The index is not a hedge fund and not linked to any hedge fund or group of hedge funds. For more information, see “The Index” beginning on PS-23.  The securities are for investors who seek an equity index-based return and who are willing to risk their principal and forgo current income in exchange for the limited protection against loss but only if the final index value is greater than or equal to the trigger level.  The securities are notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.
All payments are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations, you could lose some or all of your investment.  These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.
●	The stated principal amount and original issue price of each security is $1,000.
•	We will not pay interest on the securities.
•	At maturity, you will receive an amount of cash per security based on the final index value, which is the closing value of the index on the valuation date, as follows:
º
If the final index value is greater than the initial index value, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to $1,000 plus the product of $1,000 and the index percent increase.

º
If the final index value is less than or equal to the initial index value but greater than or equal to 2,529.061, which is the trigger level of approximately 60% of the initial index value, meaning the value of the index has remained unchanged or has declined by no more than 40% from the initial index value, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to $1,000.

º
If the final index value is less than 60% of the initial index value, meaning the value of the index has declined by more than 40% from the initial index value, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to $1,000 × index performance factor.  This amount will be less than the stated principal amount of $1,000 and will represent a loss of at least 40%, and possibly all, of your investment.

Please see the graph illustrating the payment at maturity in “Hypothetical Payout on the Securities at Maturity” on PS-9.
•	The index percent increase will be a fraction, the numerator of which will be the final index value minus the initial index value and the denominator of which will be the initial index value.
•	The index performance factor will be a fraction equal to the final index value divided by the initial index value.
•
The initial index value is 4,215.102, which is approximately 0.89% less than 4,252.963, which was the index closing value on July 26, 2013, the day we priced the securities for initial sale to the public, which we refer to as the pricing date.

•	The final index value will equal the index closing value on the valuation date.
•	The valuation date will be July 26, 2018, subject to postponement for non-index business days.
•	Investing in the securities is not equivalent to investing in the index or its component stocks.
•	The securities will not be listed on any securities exchange.
•	The estimated value of the securities on the pricing date is $938.38 per security. See “Summary of Pricing Supplement” beginning on PS-4.
•	The CUSIP number for the securities is 61761JJX8. The ISIN for the securities is US61761JJX81.
You should read the more detailed description of the securities in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of the Securities.”
The securities are riskier than ordinary debt securities.  See “Risk Factors” beginning on PS-10.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

PRICE $1,000 PER SECURITY

	Price to Public(1)	Agent’s Commissions(2)	Proceeds to Issuer(3)
Per security	$1,000	$35	$965
Total	$327,000	$11,445	$315,555

(1)	The price to public for investors purchasing the securities in fee-based advisory accounts will be $970 per security
(2)
Selected dealers and their financial advisors will collectively receive from the Agent, Morgan Stanley & Co. LLC, a fixed sales commission of $965 for each security they sell; provided that dealers selling to investors purchasing the securities in fee-based advisory accounts will receive a sales commission of  $5 per security.  See “Description of the Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement.  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(3)	See “Description of Securities—Use of Proceeds and Hedging” beginning on PS-30.
The Agent for this offering, Morgan Stanley & Co. LLC, is our wholly-owned subsidiary. See “Description of the Securities––Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”
The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

MORGAN STANLEY

For a description of certain restrictions on offers, sales and deliveries of the securities and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the securities, see the section of this pricing supplement called “Description of the Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

WARNING: The contents of this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus have not been reviewed by any regulatory authority in Hong Kong.  You are advised to exercise caution in relation to the offer.  If you are in any doubt about any of the contents of this pricing supplement, the accompanying prospectus supplement or the accompanying prospectus, you should obtain independent professional advice.

None of this pricing supplement, the accompanying prospectus supplement, the accompanying prospectus and their contents have been reviewed by any regulatory authority in Hong Kong.  Accordingly, no person may issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the securities, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the applicable securities law of Hong Kong) other than with respect to the securities which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Chapter 571 of Hong Kong) and any rules made under that Ordinance.

The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

None of this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus have been registered as a prospectus with the Monetary Authority of Singapore.  Accordingly, none of this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities may be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i)  to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.  Where securities are subscribed or purchased under Section 275 by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the securities pursuant to an offer made under Section 275 except:

(1)   to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

(2)   where no consideration is or will be given for the transfer; or

(3)   where the transfer is by operation of law.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the securities in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus supplement and prospectus.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The securities are medium-term debt securities of Morgan Stanley.  The securities do not pay interest and do not guarantee the return of any principal at maturity.  The securities have been designed for investors who are willing to forgo market floating interest rates in exchange for a payment at maturity depending on the closing value of the Morgan Stanley SmartInvest Equity Index (Price Return), which we refer to as the index, on the valuation date.  If, as of the valuation date, the index has appreciated at all as compared to the initial index value, you will realize a positive return on your investment in the securities equal to the index percent increase.  However, if the index has declined as of the valuation date to below the trigger level, the payment at maturity will be less than the stated principal amount of $1,000 and will represent a loss of at least 40%, and possibly all, of your investment.  There is no minimum payment at maturity on the securities.  Accordingly, you could lose your entire initial investment in the securities.  All payments on the securities are subject to the credit risk of Morgan Stanley.

Each security costs $1,000
We, Morgan Stanley, are offering the Trigger Participation Securities Based on the Value of the Morgan Stanley SmartInvest Equity Index (Price Return) due July 31, 2018, which we refer to as the securities.  The stated principal amount and original issue price of each security is $1,000.

The original issue price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date is less than $1,000.  We estimate that the value of each securities on the pricing date is $938.38.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the index.  The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the index, instruments based on the index, volatility and other factors including current and expected interest rates, as well as an interest rate related to the implied interest rate at which our conventional fixed rate debt trades in the secondary market (the “secondary market credit spread”).

What determines the economic terms of the securities?

In determining the economic terms of the securities, we use an internal funding rate which is likely to be lower than our secondary market credit spreads and therefore advantageous to us.  If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more terms of the securities, such as the trigger level, would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which Morgan Stanley & Co. LLC, which we refer to as MS & Co., purchases the securities in the secondary market, absent changes in market conditions, including those related to the index, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors.  However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value.  We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time.

The securities do not guarantee the return of any principal at maturity; no interest
Unlike ordinary debt securities, the securities do not pay interest and do not guarantee the return of any principal at maturity.  At maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash that will vary depending on the closing value of the index on the valuation date, and this amount may be significantly less than the stated principal amount of the securities and could be zero.  If the index declines as of the valuation date to below the trigger level of 60% of the initial index value, for every 1% decline in the index, you will lose an amount equal to 1% of the principal amount of your securities.  There is no minimum payment at maturity on the securities.  Accordingly, you could lose your entire initial investment in the securities.

Payment at maturity depends on the final index value
At maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash that will vary depending upon the closing value of the index on the valuation date, determined as follows:

If the final index value is greater than the initial index value, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to:

$1,000 + $1,000 × the index percent increase where,

index percent increase =	final index value – initial index value initial index value

final index value =	The closing value of the index on July 26, 2018, which we refer to as the valuation date, subject to postponement for non-index business days

initial index value =	4,215.102, which is approximately 0.89% less than 4,252.963, which was the closing value of the index on July 26, 2013, which we refer to as the pricing date

•          If the final index value is less than or equal to the initial index value but greater than or equal to 2,529.061, which is the trigger level of approximately 60% of the initial index value, meaning the value of the index has remained unchanged or has declined by no more than 40% from the initial index value, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to:

$1,000

•          If the final index value is less than the 60% of the initial index value, meaning the value of the index has declined by more 40% from the initial index value, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to:

$1,000 × (index performance factor)

where,

index performance factor	=	final index value initial index value

This amount will be less than the stated principal amount of $1,000 and will represent a loss of at least 40%, and possibly all, of your investment.  There is no minimum payment at maturity on the securities.  Accordingly, you could lose your entire initial investment in the securities.

All payments on the securities are subject to the credit risk of Morgan Stanley.

Beginning on PS-9, in the section titled “Hypothetical Payout on the Securities at Maturity,” we have provided a graph illustrating the payout on the securities at maturity over a range of hypothetical closing values of the index on the valuation date.  The examples do not show every situation that can occur.

You can review the historical values of the index in the section of this pricing supplement called “Description of the Securities—Hypothetical Retrospective and Historical Information” starting on PS-28.  You cannot predict the future performance of the index based on its historical performance.

Investing in the securities is not equivalent to investing in the index or its component stocks.

The Morgan Stanley SmartInvest Equity Index (Price Return)
The Morgan Stanley SmartInvest Equity Index (Price Return) is a quantitative, rules-based, long-only equity index developed by Morgan Stanley.  The index aims to invest, at any one time, in 40 stocks included in the S&P 500® Index that are among the more concentrated reported positions held by hedge funds, based on analyzing their publicly available stock selections, as disclosed by the hedge funds on their filed Forms 13F.  The index is calculated, published and rebalanced by Standard & Poor’s Financial Services LLC as index calculation agent.  The index is not a replication of, nor an alternative to, hedge funds.  The index is not a hedge fund and not linked to any hedge fund or group of hedge funds.

Section 13(f) of the Securities Exchange Act of 1934 requires certain institutional investment managers to report their holdings of certain exchange-traded securities to the Securities and Exchange Commission on Form 13F.  Form 13F requires disclosure of, among other things, issuer names; description of the class of security (e.g. common stock, put/call option, class A shares, debt); number of securities owned; and fair market value of securities managed.  Filers do not disclose any short positions or the rationale for the investment on Form 13F.

The inception date for the index is March 5, 2007.  Any performance data prior to the inception date for the index has been calculated retrospectively, based on simulated historical performance.  Back-testing and other statistical analyses provided herein use simulated analysis and hypothetical circumstances to estimate how the index may have performed between March 5, 2002 and March 5, 2007, prior to its actual existence.  See “Risk Factors—The securities are linked to the Morgan Stanley SmartInvest Equity Index (Price Return) and are subject to risks associated with the index—Index performance data – retrospective index calculation” and “Hypothetical Retrospective and Historical Information.”

Please see “The Index” below for more information about the index.  Any investment linked to the index involves risks, please see the risks relating to the index described under “The securities are linked to the Morgan Stanley SmartInvest Equity Index (Price Return) and are subject to risks associated with the index” below.

Morgan Stanley & Co. LLC will be the calculation agent
We have appointed our affiliate, Morgan Stanley & Co. LLC, which we refer to as MS & Co., to act as calculation agent for The Bank of New York Mellon, a New York banking corporation, the trustee for senior notes.  As calculation agent, MS & Co. has determined the initial index value and will determine the final index value, the index percent increase or the index performance factor, as applicable, and the payment that you will receive at maturity, if any.

Morgan Stanley & Co. LLC will be the Agent; conflicts of interest
The Agent for the offering of the securities, MS & Co., our wholly-owned subsidiary, will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Description of the Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” starting on PS-31.

Where you can find more information on the securities
The securities are unsecured debt securities issued as part of our Series F medium-term note program.  You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated November 21, 2011 and the prospectus dated November 21, 2011.  We describe the basic features of this type of debt security in the sections of the prospectus supplement called “Description of Notes—Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices” and in the section of the prospectus called “Description of Debt Securities—Fixed Rate Debt Securities.”

Because this is a summary, it does not contain all of the information that may be important to you.  For a detailed description of the terms of the securities, you should read the “Description of the Securities” section in this pricing supplement.  You should also read about some of the risks involved in investing in the securities in the section called “Risk Factors.”  The tax and accounting treatment of investments in equity-linked securities such as these may differ from that of investments in ordinary debt securities or common stock.  See the section of this pricing supplement called “Description of the Securities—United States Federal Taxation.”  We urge you to consult with your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the securities.

How to reach us
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

HYPOTHETICAL PAYOUT ON THE SECURITIES AT MATURITY

The following graph illustrates the payment at maturity on the securities for a range of hypothetical percentage changes in the index.  The graph is based on the following terms:

Stated principal amount:	$1,000 per security
Trigger level:	60%

•
Upside Scenario.  If the final index value is greater than the initial index value, investors will receive at maturity the $1,000 stated principal amount plus 100% of the appreciation of the index over the term of the securities.

•
Par Scenario.  If the final index value is less than or equal to the initial index value but is greater than or equal to the trigger level, investors will receive the stated principal amount of $1,000 per security.

•
Downside Scenario.  If the final index value is less than the trigger level, investors will receive an amount that is less than the stated principal amount by an amount that is proportionate to the percentage decrease of the index from the initial index value to the final index value.  There is no minimum payment at maturity on the securities and you could lose your entire initial investment in the securities.

o	For example, if the index depreciates 70%, investors would lose 70% of their principal and receive only $300 per security at maturity, or 30% of the stated principal amount.

RISK FACTORS

The securities are not secured debt and, unlike ordinary debt securities, do not guarantee the return of any principal at maturity and do not pay any interest.  Investing in the securities is not equivalent to investing in the index or its component stocks.  The index is not a replication of, nor an alternative to, hedge funds.  The index is not a hedge fund and not linked to any hedge fund or group of hedge fund.  This section describes the most significant risks relating to the securities.  For a further discussion of risk factors, please see the accompanying prospectus supplement and prospectus.

The securities do not pay interest or guarantee any return of principal
The terms of the securities differ from those of ordinary debt securities in that we will not pay you any interest and do not guarantee to pay you any of the principal amount of the securities at maturity.  At maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash based upon the closing value of the index on the valuation date.  If the final index value decreases to below the trigger level of 60% of the initial index value, you will receive an amount in cash that is at least 40% less than the stated principal amount of each security, and this decrease will be by an amount proportionate to the decline in the value of the index.  There is no minimum payment at maturity and you could lose your entire investment in the securities.  See “Hypothetical Payout on the Securities at Maturity” on PS-9.

The market price of the securities will be influenced by many unpredictable factors
Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including:

• the value of the index at any time, including in relation to the trigger level.

• the volatility (frequency and magnitude of changes in value) of the index,

• dividend rates on the securities underlying the index,

• interest and yield rates in the market,

•      geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the securities markets generally or the component stocks of the index and which may affect the value of the index,

• the time remaining until the maturity of the securities,

• the composition of the index and changes in the constituent stocks of the index, and

• any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price you will receive if you sell your securities prior to maturity.  For example, you may have to sell your securities at a substantial discount from the stated principal amount if at the time of sale the value of the index is near or below the initial index value, and especially if it is near or below the trigger level.

You cannot predict the future performance of the index based on its historical performance. There can be no assurance that you will not suffer a loss on your initial investment in the securities.

The securities are linked to the Morgan Stanley SmartInvest Equity Index (Price Return) and are subject to risks associated
The index is not a hedge fund and not the same as investing in a hedge fund or a group of hedge funds: Hedge fund investors and corporate buyers are numerous and they use extremely varied approaches to investing.  The index does not track hedge funds and does not constitute a hedge fund replication strategy.  The SmartInvest Screens rank and identify securities in the S&P 500® Index that are, or have been, held by hedge funds in concentrated reported positions for inclusion in the index.

with the index
However, the SmartInvest Screens do not attempt to, and cannot in any way, replicate investing in any hedge fund or group of hedge funds.  As a consequence, investing in the index and the returns you might obtain, are not at all equivalent to an investment in a hedge fund or similar fund.  Morgan Stanley may advise hedge funds on strategies and metrics that are not used to determine the index.  Even if Morgan Stanley determines that hedge funds using other strategies or metrics are successful, it will not revise the index methodology.

The index uses information disclosed on certain Forms 13F filed by hedge fund managers, which are filed only quarterly.  Hedge fund managers are not required to disclose all of their holdings of securities on such form and are not required to state the rationale for the investment.   The index seeks to invest in stocks based on the publicly available filings on Form 13F by hedge fund managers.  Filers of Form 13F are not required to disclose all of their holdings of securities on such form and are not required to state the rationale for the investment.  For example, filers need only disclose certain securities, sometimes referred to as “Section 13(f) securities,” a list of which is published by the SEC.  In addition, filers do not disclose any short positions on Form 13F, nor are such positions subtracted from long positions in the same security.  As a result, the holdings of securities disclosed on any hedge fund manager’s Form 13F will likely not reflect the actual holdings of securities by that hedge fund manager or the reasoning for the holdings reported.  Consequently, the strategy does not take into account all of the positions that might be held by hedge fund managers.  In addition, filers do not disclose the rationale for any investment, and so reported investments could be part of a broader strategy and may not reflect a judgment on the intrinsic value of investing in the reported security.

Forms 13F are required to be filed within 45 days of the end of each calendar quarter.  As a result, the index uses information reported quarterly on a 45 day trailing basis and may acquire or track a stock that hedge fund managers are no longer holding.

Only institutional investment managers that exercise investment discretion over $100 million or more in Section 13(f) securities must file Form 13F.  The index will not take into account any stock selections of any investment manager that does not satisfy this criteria and is therefore not required to file Form 13F.

In constituting the “Pre-filter Universe,” the Index takes into account positions entirely sold down by any Form 13F filer, whether or not a hedge fund.  As a result, positions of Form 13F filers that are not hedge funds may affect the stocks in which the Index invests.

The index is a proprietary and rules-based index that may not yield future positive performance: The Morgan Stanley SmartInvest Index is quantitative and rules-based and may not yield future positive performance.  It follows a rules-based proprietary strategy that operates on the basis of pre-determined rules.  There can be no assurances that the methodology will yield positive performance in future economic conditions and past performance of the index (actual or simulated) is not an indication of future performance.  The index uses a pre-defined stock selection process that differs from an actively managed strategy in that the component stocks will change only if required by the selection criteria and only at each quarterly rebalancing.  The index methodology is fixed and will not change over time even if the index underperforms the benchmark indices.  Accordingly, the index is not actively managed by Morgan Stanley or its affiliates and will not adjust to changing business, financial, geopolitical or other conditions.

No guarantee of positive performance; the index invests in only 40 stocks at any one time and is therefore exposed to more concentrated market risks of a smaller number of underlying companies as compared to the S&P 500® Index: There is no guarantee that the index will have positive performance or will outperform benchmark indices.  In addition, an investment linked to the index, such as the securities, will not be the same as an investment in the constituents of that index.

Past performance (actual or simulated) is not indicative of future performance.  There are only 40 stocks in the index at any one time and any sector diversification does not eliminate the exposure to the downside risk of each individual asset.  Prospective investors should be aware that the index performance is not only related to the composition of assets, but also related to the application of the strategy and rules that determine the selection of certain underlying securities from time to time.  The parameters deployed by the rules influence index performance.  Prospective investors should note that certain specifications of the index including, but not limited to, underlying security selection criteria and rebalancing window are pre-determined parameters.

As the “Pre-filter Universe” is determined by reference to the stocks in the “Eligible Universe” held by the least number of hedge funds  (this number includes every Form 13F filer, whether or not a hedge fund, that has entirely sold down its position in the preceding quarter), the index aims to invest in stocks that are among the more concentrated reported positions held by hedge funds and does not aim to track stocks held by large numbers of hedge funds.

In addition, the index invests in only 40 stocks at any one time.  As a result of investing in a smaller number of stocks compared to benchmark indices such as the S&P 500® Index, the index has historically often been more volatile than benchmark indices.  It has also tended to have larger maximum yearly drawdowns than the S&P 500® Index.

Moreover, as the index invests in fewer companies than are tracked by the S&P 500® Index, the index is exposed to more concentrated market risks of a smaller number of underlying companies as compared to the S&P 500® Index.

Index performance data – retrospective index calculation: The index has been retrospectively calculated by the index calculation agent on a hypothetical basis for the period from March 5, 2002 to March 5, 2007, using the same methodology as described herein.  The retrospective calculation of the index is purely hypothetical and may not be an accurate or meaningful comparison.  The actual performance of the index may vary significantly from the results obtained from back-testing.  Unlike an actual performance record, simulated results are achieved by means of the retroactive application of a back-tested model itself designed with the benefit of hindsight and knowledge of factors that may have possibly affected its performance.  All prospective investors should be aware that a retrospective calculation means that no actual investment which allowed a tracking of the performance of the index existed at any time during the period of the retrospective calculation and that as a result the comparison is purely hypothetical.  The methodology and the strategy used for the calculation and retrospective calculation of the index have been developed with the advantage of hindsight.  In reality, it is not possible to invest with the advantage of hindsight and therefore this performance comparison is purely theoretical.  In addition, results obtained from back-testing include hypothetical results that do not reflect the reinvestment of dividends and other earnings or the deduction of any expenses that an investor in any product, the return of which is linked to the performance of the index, would have paid or actually paid and do not account for all financial risk that may affect the actual performance of any such investment.

Lack of diversification: The index is derived from a subset of stocks based on the index’s filters and the subset at times may be focused exclusively on one geographic region or may be more concentrated in specific industry sectors or categories.  The index typically includes fewer stocks than benchmark equity indices and has no geographical or sector concentration limits.  As a result, the index is likely to be less diversified than comparable benchmark indices.

Changes to Form 13F requirements may result in the index sponsor ceasing publication of the index: It is possible that the requirements related to the filing of Forms 13F (such as the required content or timing for filing) may change in the future, or the requirement to make such filings could be abolished completely.  In this case, the index sponsor will cease publication of the index.

If the index is discontinued and no successor index is available, Morgan Stanley will accelerate the securities
If Morgan Stanley & Co. International plc (“MSIP”), as the index sponsor, discontinues publication of the index and, as the calculation agent, determines in its sole discretion that no successor index is available, the securities will be accelerated.  The amount due upon such acceleration (the “index discontinuance acceleration amount”) will be determined by the calculation agent on the date of such acceleration, in good faith and in a commercially reasonable manner, and will equal its estimate of the value of the securities, if any, determined by reference to the calculation agent’s pricing models, inputs, assumptions about future market conditions including, without limitation, the volatility of the index and its components and current and expected interest rates.  See  “Description of the Securities—Discontinuance of the Index” below.

No obligation to make adjustments to the index based on Morgan Stanley research reports
Morgan Stanley may also issue research reports on securities that are, or may become, constituents of the index.  These reports are entirely independent of the calculation agent’s obligations hereunder.  Morgan Stanley will not make any adjustments to the index to reflect any change in outlook by Morgan Stanley research reports.

The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities
You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities at maturity and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

The amount payable on the securities is not linked to the value of the index at any time other than the valuation date
The final index value will be the index closing value on the valuation date, subject to adjustment for non-index business days. Even if the value of the index appreciates prior to the valuation date but then drops by the valuation date by more than 40% of the initial index value, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the value of the index prior to such drop.  Although the actual value of the index on the stated maturity date or at other times during the term of the securities may be higher than the final index value, the payment at maturity will be based solely on the index closing value on the valuation date.

The securities will not be listed on any securities exchange and secondary trading may be limited
The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us.  Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices

Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price

These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect.  As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities.  In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions.  See also “The market price will be influenced by many unpredictable factors” above.

Investing in the securities is not equivalent to investing in the index or in any hedge fund or group of hedge funds
Investing in the securities is not equivalent to investing in the index or its component stocks.  Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the index.  The index is not a replication of, nor an alternative to, hedge funds.  The index is not a hedge fund and not linked to any hedge fund or group of hedge funds.

Adjustments to the index	Standard & Poor’s Financial Services LLC is responsible for calculating and could adversely affect the value of the securities
maintaining the index.  MSIP, as index sponsor, can add, delete or substitute the stocks underlying the index, and can make other methodological changes required by certain events relating to the underlying stocks, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the index.  In addition, the index sponsor has the right to determine that a change to the rules is required or desirable, and may revise or withdraw the rules at any time if it has a valid reason for doing so.  The right to change the rules includes, but is not limited to, the following: in order to optimize the index methodology in accordance with the objectives of the index, to address an error, ambiguity or omission, to take into account any prevailing regulatory or judicial requirements or developments, to reflect any new industry guidance or to proportionately reflect other legitimate cost increases or reductions associated with providing the index.  Any of these actions could adversely affect the value of the securities.

The index sponsor shall have the right to cease compiling, calculating and publishing values of the index if, at any time, the index sponsor determines that the index no longer meets or will not be capable of meeting the criteria established by the index sponsor or otherwise determines that the index shall no longer be calculated.  In these circumstances, MS & Co., as the calculation agent of the securities, will have the sole discretion to substitute a successor index that is comparable to the discontinued index.  MS & Co. could have an economic interest that is different than that of investors in the securities insofar as, for example, MS & Co. is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates.  If MS & Co. determines that there is no appropriate successor index, the securities will be accelerated.  See “If the index is discontinued and no successor index is available, Morgan Stanley will accelerate the securities” above.

MS & Co. and MSIP, subsidiaries of the issuer, are the calculation agent and index sponsor, respectively, and will make determinations with respect to the securities
As calculation agent, MS & Co. has determined the initial index value and will determine the final index value, the index percent increase or the index performance factor, as applicable, and the payment that you will receive at maturity.  Any of these determinations made by MS & Co. in its capacity as calculation agent, including the selection of a successor index or calculation of the index discontinuance acceleration amount in the event of a discontinuance of the index, may adversely affect the payout to you at maturity.  In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

MSIP, as index sponsor, retains the final discretion as to the manner in which the index is calculated and constructed.  The index sponsor may change the methodology of the index or discontinue the publication of the index without prior notice and such changes or discontinuance may affect the value of the index.

See “Description of the Securities—Discontinuance of the Index” below.

Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities
One or more of our subsidiaries and/or third-party dealers have carried out, and will continue to carry out, hedging activities related to the securities (and to other instruments linked to the index or its component stocks), including trading in the stocks that constitute the index as well as in other instruments related to the index.  Some of our subsidiaries also trade the stocks that constitute the index and other financial instruments related to the index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could have increased the initial index value and, therefore, could have increased the value at which the index must close on the valuation date so that you do not suffer a loss on your initial investment in the securities.  Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the value of the index on the valuation date and, accordingly, the amount of cash an investor will receive at maturity, if any.

The U.S. federal income tax consequences of an investment in the securities are uncertain
Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities supersede the discussions contained in the accompanying prospectus supplement.

Subject to the discussion under “United States Federal Taxation” in this pricing supplement, although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP (“our counsel”), under current law, and based on current market conditions, each security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities might differ significantly.  For example, under one possible treatment, the IRS could seek to recharacterize the securities as debt instruments.  In that event, U.S. Holders would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income.  Because a security provides for the return of principal except where the final index value is below the trigger level, the risk that a security would be recharacterized, for U.S. federal income tax purposes, as a debt instrument is higher than with other equity-linked securities that do not contain similar provisions.  We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.  Please read carefully the discussion under “United States Federal Taxation” in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities.

Even if the tax treatment of the securities described above were respected, it is possible that the IRS could assert that a “deemed” taxable exchange has occurred in the event of a change in the methodology by which the index is calculated, a change in the components of the index, or any other circumstance resulting in a material change to the index.  If the IRS were successful in asserting that a taxable exchange has occurred, a U.S. Holder could be required to recognize gain or loss (subject to the possible application of the wash sale rules) with respect to the securities.

The U.S. Treasury Department released proposed regulations under Section 871(m) of the Internal Revenue Code of 1986, as amended, which requires withholding (of up to 30%, depending on whether a treaty applies) on payments or deemed payments made to non-U.S. persons on certain financial instruments to the extent that such payments are contingent upon or determined by reference to U.S.-source dividends.  While significant aspects of the application of these regulations to the securities are uncertain, if the proposed regulations (as modified by an IRS notice) were finalized in their current form, non-U.S. investors should be aware that payments or deemed payments made after December 31, 2013 on the securities, to the extent that they are treated, under the applicable Treasury regulations, as being contingent upon or adjusted to reflect any dividend paid with respect to the underlying stocks in the index, are likely to be subject to withholding.  If withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should read carefully the discussion under “United States Federal Taxation” in this pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the securities as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DESCRIPTION OF THE SECURITIES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “Security” refers to each $1,000 Stated Principal Amount of our Trigger Participation Securities Based on the Value of the Morgan Stanley SmartInvest Equity Index (Price Return) due July 31, 2018.  In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$327,000

Pricing Date	July 26, 2013

Original Issue Date (Settlement Date)	July 31, 2013 (3 Business Days after the Pricing Date)

Maturity Date	July 31, 2018, subject to extension as described in the following paragraph.

If the Valuation Date is postponed in accordance with the definition thereof so that it falls less than two Business Days prior to the scheduled Maturity Date, the Maturity Date will be postponed to the second Business Day following the Valuation Date as postponed.  See “––Valuation Date” below.

Issue Price	100% ($1,000 per Security)

Stated Principal Amount	$1,000 per Security

Denominations	$1,000 and integral multiples thereof

CUSIP Number	61761JJX8

ISIN	US61761JJX81

Interest Rate	None

Specified Currency	U.S. dollars

Payment at Maturity
At maturity, upon delivery of the Securities to the Trustee, we will pay with respect to the $1,000 Stated Principal Amount of each Security an amount in cash, as determined by the Calculation Agent, equal to:

(i) if the Final Index Value is greater than the Initial Index Value, $1,000 plus the product of $1,000 and the Index Percent Increase,

(ii) if the Final Index Value is less than or equal to the Initial Index Value but greater than or equal to the Trigger Level, meaning the value of the Index has remained unchanged or has declined by no more than 40% from the Initial Index Value, the Stated Principal Amount of $1,000, or

(iii) if the Final Index Value is less than the Trigger Level, meaning the value of the Index has declined by more than 40% from the Initial Index Value,

$1,000 x Index Performance Factor

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the $1,000 Stated Principal Amount of each Security, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the Securities to the Trustee for delivery to DTC, as holder of the Securities, on or prior to the Maturity Date.  We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  See “—Book Entry Security or Certificated Security” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Trigger Level	2,529.061, which is approximately 60% of the Initial Index Value.

Index Percent Increase
A fraction, as determined by the Calculation Agent, the numerator of which is the Final Index Value minus the Initial Index Value and the denominator of which is the Initial Index Value, as described by the following formula:

Index Percent Increase	=	Final Index Value – Initial Index Value
Initial Index Value

Index Performance Factor	A fraction, as determined by the Calculation Agent, the numerator of which is the Final Index Value and the denominator of which is the Initial Index Value, as described by the following formula:

Index Performance Factor	=	Final Index Value
Initial Index Value

Initial Index Value	4,215.102, which is approximately 0.89% less than 4,252.963, which was the Index Closing Value on the Pricing Date.

Final Index Value	The Index Closing Value on the Valuation Date, as determined by the Calculation Agent.

Index Closing Value
The Index Closing Value on any Index Business Day will be determined by the Calculation Agent and will equal the official closing value of the Index, or any Successor Index (as defined under “—Discontinuance of the Index” below), published at the regular official weekday close of trading on that Index Business Day by the Index Publisher. In certain circumstances, the Index Closing Value will be based on the alternate calculation of the Index described under “—Discontinuance of the Index.”

Index Publisher	Standard & Poor’s Financial Services LLC or any successor thereto

Index Sponsor	Morgan Stanley & Co. International plc

Valuation Date	July 26, 2018, subject to postponement for non-Index Business Days as described in the following paragraph.

If the scheduled Valuation Date is not an Index Business Day, the Valuation Date shall be the next succeeding Index Business Day; provided that the Index Closing Value for the Valuation Date will not be determined on a date later than the fifth scheduled Index Business Day after the scheduled Valuation Date, and if such date is not an Index Business Day, the Calculation Agent will determine the Index Closing Value on such date in accordance with the formula for and method of calculating the Index last in effect prior to the non-Index Business Day, without rebalancing or substitution, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension, limitation or non-Index Business Day) on such date of each security most recently constituting the Index.

Business Day	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

Index Business Day
A day, as determined by the Calculation Agent, on which (i) trading is generally conducted on each of the Relevant Exchange(s) for the Index, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price and (ii) the Index Closing Value is published by the Index Publisher.

Relevant Exchange
The primary exchange(s) or market(s) of trading for (i) any security then included in the Index, or any Successor Index, and (ii) any futures or options contracts related to the Index or to any security then included in the Index.

Book Entry Security or
Certificated Security
Book Entry.  The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the Securities.  Your beneficial interest in the Securities will be evidenced solely by entries on the books of the Securities intermediary acting on your behalf as a direct or indirect participant in DTC.  In this pricing supplement, all references to actions taken by “you” or to be taken by “you” refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Securities, for distribution to participants in accordance with DTC’s procedures.  For more information regarding DTC and book-entry securities, please read “Forms of Securities—The Depositary” and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior Security or Subordinated Security	Senior

Trustee	The Bank of New York Mellon, a New York banking corporation

Agent	Morgan Stanley & Co. LLC (“MS & Co”).

Calculation Agent	MS & Co. and its successors

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity will be made by the Calculation Agent and will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of securities will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial Index Value or the Final Index Value.  See “—Discontinuance of the Index; Alteration of Method of Calculation” below.  MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Alternate Exchange Calculation
in Case of an Event of Default
If an Event of Default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Securities (the “Acceleration Amount”) will be an amount, determined by the Calculation Agent in its sole discretion, that is equal to the cost of having a Qualified Financial Institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities.  That cost will equal:

•	the lowest amount that a Qualified Financial Institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the Default Quotation Period for the Securities, which we describe below, the holders of the Securities and/or we may request a Qualified Financial Institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the Default Quotation Period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the Qualified Financial Institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the Default Quotation Period, in which case that quotation will be disregarded in determining the Acceleration Amount.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to Morgan Stanley, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the Acceleration Amount.

If the maturity of the Securities is accelerated because of an Event of Default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due, if any, with respect to the Securities as promptly as possible and in no event later than two Business Days after the date of such acceleration.

Default Quotation Period

The Default Quotation Period is the period beginning on the day the Acceleration Amount first becomes due and ending on the third Business Day after that day, unless:

•	no quotation of the kind referred to above is obtained, or

•	every quotation of that kind obtained is objected to within five Business Days after the due date as described above.

If either of these two events occurs, the Default Quotation Period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as described above.  If that quotation is objected to as described above within five Business Days after that first Business Day, however, the Default Quotation Period will continue as described in the prior sentence and this sentence.

In any event, if the Default Quotation Period and the subsequent two Business Day objection period have not ended before the Valuation Date, then the Acceleration Amount will equal the principal amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the Acceleration Amount at any time, a Qualified Financial Institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

•	A-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

•	P-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Discontinuance of the Index
If the Index Sponsor discontinues publication of the Index and the Index Sponsor or another entity publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued Index (such index being referred to herein as a “Successor Index”), then any subsequent Index Closing Value will be determined by reference to the published value of such Successor Index at the regular weekday close of trading on any Index Business Day that the Index Closing Value is to be determined.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to DTC, as holder of the Securities, within three Business Days of such selection.  We expect that such notice will be made available to you, as a beneficial owner of the Securities, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If the Index Sponsor discontinues publication of the Index and the Calculation Agent determines, in its sole discretion, that no Successor Index is available, then the Securities will be accelerated on the third Business Day after the date of such determination. The amount due upon such acceleration (the “Index Discontinuance Acceleration Amount”) will be determined by the Calculation Agent on the date of such acceleration, in good faith and in a commercially reasonable manner, and will equal its estimate of the value of the Securities, determined by reference to the Calculation Agent’s pricing models, inputs, assumptions about future market conditions including, without limitation, the volatility of the Index and its components and current and expected interest rates.

The Index
The Morgan Stanley SmartInvest Equity Index (Price Return) (the “Index”) is a quantitative, rules-based, long-only equity index developed by Morgan Stanley.  The Index aims to invest, at any one time, in 40 stocks included in the S&P 500® Index that are among the more concentrated reported positions held by hedge funds, based on analyzing their publicly available stock selections, as disclosed by the hedge funds on their filed Forms 13F. The Index is calculated, published and rebalanced by Standard & Poor’s Financial Services LLC as index calculation agent. The inception date for the Index is March 5, 2007. The Index is not a replication of, nor an alternative to, hedge funds. The Index is not a hedge fund and not linked to any hedge fund or group of hedge funds.

Section 13(f) of the Securities Exchange Act of 1934 requires certain institutional investment managers to report their holdings of certain exchange-traded securities to the Securities and Exchange Commission on Form 13F.  Form 13F requires disclosure of, among other things, issuer names; description of the class of security (e.g. common stock, put/call option, class A shares, debt); number of securities owned; and fair market value of securities managed.  Filers do not disclose any short positions or the rationale for the investment on Form 13F.

Determination of the “Selection Universe”

In order to qualify for inclusion in the Index, a security must meet the following selection universe requirements on the quarterly selection date.  The selection dates are the first business day of each March, June, September and December.

•	The security must be a constituent of the S&P 500® Index.

•	Ownership information for the security must be available through Form 13F filings.

•
The issuer of the security must have a market capitalization that exceeds $2 billion times (the closing level of the S&P 500® Index on the prior Trading Day divided by its closing level on December 29, 2006).  This adjusts $2 billion for then-current market size as compared to 2006.

Selection Procedure

The components of the Index are selected based on the following steps:

Determination of the “Eligible Universe”

A third-party service provider collects all Form 13F filings.

The securities constituting the selection universe are ranked according to the proportion of shares owned by hedge funds as a percentage of total shares outstanding.  A higher percentage of hedge fund ownership is ranked higher than a lower percentage of hedge fund ownership.

Of the securities constituting the selection universe, a predetermined number of the highest ranked securities are selected to be part of the eligible universe.  If two or more securities are equally ranked, the tied securities are ranked by market capitalization, with a higher market capitalization ranked higher than a lower market capitalization.

The Index uses information reported quarterly on a 45 day trailing basis and may acquire or track a stock that hedge fund managers are no longer holding.

Determination of the “Pre-filter Universe”

The securities constituting the eligible universe are then ranked according to the sum of the following two numbers:

●	the number of hedge funds that own the security. Ownership by a smaller number of hedge funds is ranked higher than ownership by a larger number of hedge funds; and

●	the number of filers of Form 13F that have entirely sold down their position in the security between such filers’ prior Form 13F filings and the latest available Form 13F filings for such filers.

Of the securities constituting the eligible universe, the 40 highest ranked securities are selected to be part of the pre-filter universe.  If two or more securities are equally ranked, the tied securities are ranked by the proportion of shares owned by all hedge funds to the total shares outstanding, with a higher proportion of shares owned by hedge funds ranked higher than a lower proportion of shares owned by hedge funds.

The Liquidity Filter

A liquidity filter is then applied to the securities constituting the pre-filter universe.  The liquidity filter analyzes the trading volume of each security to determine if it is sufficiently liquid to be included in the Index.

A security passes the liquidity filter if its historic average daily turnover is higher than its target average daily turnover.  Historic average daily turnover is calculated on each selection date as the quotient of (i) the sum of the products of the weekly average daily volume of the security and the weekly average daily closing price of such security for the thirteen weeks preceding and excluding such selection date and (ii) 13.  Target average daily turnover is calculated on each selection date as the quotient of (i) the product of the “investment level” on such selection date and the pre-filter weight of the security and (ii) 33%.  Investment level is calculated on each selection date as $250 million times (the closing level of the S&P 500® Index on the prior Trading Day divided by its closing level on December 29, 2006).  This adjusts $250 million for then-current market size as compared to 2006.  Securities in the pre-filter universe that do not pass the liquidity filter are ranked based on a measure of liquidity.  The lowest-ranked security is removed from the pre-filter universe and replaced with the highest-ranked security from the eligible universe not already selected.  This process is repeated until all 40 securities constituting the pre-filter universe pass the liquidity filter.

The securities that constitute the pre-filter universe and satisfy the liquidity filter are index components.  The component weights of the index components are determined on the basis of their relative free-float market capitalization, subject to a maximum weight of 10%.

Rebalancing

The selection procedure described above is carried out by the index calculation agent on each selection date to determine changes to the composition of the Index to be implemented on the next rebalancing date.  The rebalancing dates are the third business day of each March, June, September and December, subject to postponement for non-Trading Days or certain Index Market Disruption Events (as defined below).

The number of index shares of each index component to be included in the Index is calculated on each quarterly rebalancing date on the basis of its component weight.  The rebalancing will be effective on the next rebalancing effective date.  The rebalancing effective dates are the first scheduled Trading Day succeeding the rebalancing date.

Quarterly Periodic Review

Form 13F has to be filed quarterly, no later than 45 calendar days after the end of March, June, September and December.  Each quarterly periodic review uses Forms 13F filed for the most recent period.  For example, positions disclosed in a Form 13F for the period ending December will be filed around mid-February, and these data will be used to determine the eligible universe for the next March selection date.  No data from filings for an earlier filing period are used in determining the selection universe.

Index Calculation

There are two versions of the Index, a Total Return Index (where dividends are reinvested) and a Price Return Index (where dividends are not reinvested).  The Securities are linked to the level of the Price Return version of the Index.  The level of the Price Return version of the Index was set at 1,000 on the index base date, March 5, 2002.  The live date for the Index is March 5, 2007.  The Index is calculated on an end-of-day basis, except in the event of certain Index Market Disruption Events (as defined below), and is based on the component weights and related index shares and the closing prices of the index components, and is expressed in U.S. dollars.

Adjustments

From time to time, there may be situations requiring adjustments to the Index outside of a scheduled quarterly periodic review to ensure that the Index continues to reflect, as closely as possible, the value of the index components.

It is possible that the requirements related to the filing of Forms 13F (such as the required content or timing for filing) may change in the future, or the requirement to make such filings could be abolished completely.  In this case, the Index Sponsor will cease publication of the Index.

Index Market Disruption Events

 “Index Market Disruption Event” means (a) (i) the occurrence or existence, as determined by the index calculation agent in respect of any index component, of (A) a material suspension of or limitation imposed on trading by the primary exchange on which such index component is listed or traded (the “relevant exchange”), (B) any event that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for such index component on the relevant exchange during the one hour period preceding the scheduled weekday closing time of such exchange, or (C) the closure of the relevant exchange prior to its scheduled weekday closing time unless it is announced at least one hour prior to the earlier of (x) the actual closing time for the regular trading session on such exchange and (y) the submission deadline for orders to be entered into such exchange system for execution at the scheduled weekday closing time of such exchange and (ii) the aggregate of any and all such disrupted index components comprises 20% or more of the Index; or

(b) the occurrence or existence, as determined by the index calculation agent, in respect of futures or options contracts relating to the Index, of (i) a material suspension or limitation imposed on trading by an exchange or quotation system where trading has a material effect on the overall market for futures or options contracts relating to the Index (the “related exchange”) during the one hour period preceding the scheduled weekday closing time of such exchange, (ii) any event that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for such futures or contracts related to the Index on any related exchange during the one hour period preceding the scheduled weekday closing time of such exchange, or (iii) the closure of the related exchange prior to its scheduled weekday closing time unless it is announced at least one hour prior to the earlier of (x) the actual closing time for the regular trading session on such exchange and (y) the submission deadline for orders to be entered into such exchange system for execution at the scheduled weekday closing time of such exchange.

For the purposes of determining whether an Index Market Disruption Event exists in respect of an index component at any time, if an Index Market Disruption Event occurs in respect of such index component at that time, then the component weight of that index component to the Index shall be based on a comparison of the portion of the Index attributable to that index component to the overall Index, in each case using the weighting of the index component as published by the index calculation agent as part of the market opening data.

In the event of an Index Market Disruption Event, the closing value of the Index shall not be calculated on such day, provided that if an Index Market Disruption Event continues for a period of eight scheduled trading days then the closing value of the Index will be calculated by the index calculation agent based on prevailing market conditions, the last reported closing price of the relevant index components and other conditions that the index calculation agent determines relevant.

If an Index Market Disruption Event occurs on a rebalancing date, the index calculation agent shall make determinations and/or adjustments it considers appropriate to calculate the closing value of the Index by reference to prevailing market conditions and the last available price of the relevant index components, or may instead select an alternate date for such rebalancing date.

Hypothetical Retrospective
and Historical Information
The following table sets forth the published high and low Index Closing Values, as well as end-of-quarter Index Closing Values, of the Index for each quarter in the period from January 1, 2008 through July 26, 2013.  The Index Closing Value on July 26, 2013 was 4,252.963. The graph following the table sets forth the historical performance of the Index for the period from January 1, 2008 through July 26, 2013.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.

The historical values of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Index Closing Value on the Valuation Date.  The Final Index Value may decline below the Trigger Level so that the Payment at Maturity will be less than the Stated Principal Amount of $1,000 and will represent a loss of at least 40%, and possibly all, of your investment.

We cannot give you any assurance that the value of the Index on the Valuation Date will increase from the Initial Index Value so that you will receive a Payment at Maturity that exceeds the Stated Principal Amount of the Securities.

Morgan Stanley SmartInvest Equity Index (Price Return)	High	Low	Period End
2008
First Quarter	2,315.311	2,017.131	2,113.625
Second Quarter	2,310.44	2,037.465	2,037.465
Third Quarter	2,219.148	1,817.412	1,895.993
Fourth Quarter	1,883.556	1,147.603	1,458.012
2009
First Quarter	1,539.205	1,138.75	1,374.646
Second Quarter	1,726.344	1,391.37	1,650.569
Third Quarter	2,046.333	1,568.565	2,029.014
Fourth Quarter	2,169.427	1,925.562	2,141.611
2010

Morgan Stanley SmartInvest Equity Index (Price Return)	High	Low	Period End
First Quarter	2,318.835	2,023.847	2,303.379
Second Quarter	2,443.644	2,056.17	2,056.17
Third Quarter	2,369.794	2,034.069	2,359.768
Fourth Quarter	2,698.175	2,349.277	2,685.673
2011
First Quarter	2,896.184	2,658.438	2,878.943
Second Quarter	2,971.165	2,732.637	2,902.067
Third Quarter	2,962.605	2,358.159	2,466.037
Fourth Quarter	2,917.625	2,384.185	2,861.576
2012
First Quarter	3,321.729	2,897.538	3,278.869
Second Quarter	3,306.75	2,957.698	3,137.066
Third Quarter	3,327.091	2,992.975	3,277.11
Fourth Quarter	3,503.997	3,234.952	3,464.991
2013
First Quarter	3,884.97	3,542.503	3,884.97
Second Quarter	4,134.729	3,769.204	4,030.208
Third Quarter (through July 26, 2013)	4,252.963	4,037.055	4,252.963

Historical Performance of the Morgan Stanley SmartInvest Equity Index (Price Return)
Daily Closing Values
January 1, 2008 through July 26, 2013

Hypothetical Index Return

The following table shows the hypothetical return on the index from March 5, 2002 to May 31, 2013.  Because the publication of the index began on March 5, 2007, the return on the index shown below is, in part, retrospectively simulated.  No actual investment which allowed a tracking of the performance of the index was possible at any time prior to March 5, 2007.

Index Returns1
	Annualized 3/5/2002–5/31/2013	2002	2003	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013
Returns	13.2%	-11.1%	49.3%	28.5%	20.4%	16.5%	-1.3%	-38.3%	46.9%	25.4%	6.5%	21.1%	16.9%
1 Data range from March 5, 2002 to May 31, 2013. SmartInvest Index simulated return data from March 5, 2002 to March 5, 2007, actual returns thereafter.

Back-testing and other statistical analyses provided herein use simulated analysis and hypothetical circumstances to estimate how the Index may have performed between March 5, 2002 and March 5, 2007, prior to its actual existence.  Past performance (actual or simulated) is not an indicator of future performance.  The results obtained from such back-testing should not be considered indicative of the actual results that might be obtained from an investment in the Index.  The actual performance of the Index may vary significantly from the results obtained from back-testing.  Unlike an actual performance record, simulated results are achieved by means of the retroactive application of a back-tested model itself designed with the benefit of hindsight and knowledge of factors that may have possibly affected its performance.  The hypothetical historical performance presented herein has not been verified by an independent third party, and such hypothetical historical performance has inherent limitations.  In addition, results obtained from back-testing include hypothetical results that do not reflect the reinvestment of dividends and other earnings or the deduction of any expenses that an investor in any product, the return of which is linked to the performance of the Index, would have paid or actually paid and do not account for all financial risk that may affect the actual performance of any such investment.  Alternative simulations, techniques, modeling or assumptions might produce significantly different results and prove to be more appropriate.  Actual results will vary, perhaps materially, from the simulated returns presented herein.  Investors should be aware that no actual investment which allowed a tracking of the performance of the Index was possible at any time prior to March 5, 2007.  Such data must be considered illustrative only.

You should not take the historical or hypothetical retrospective values of the Index as an indication of its future performance.

Use of Proceeds and Hedging
The proceeds we receive from the sale of the Securities will be used for general corporate purposes.  We will receive, in aggregate, $1,000 per Security issued, because, when we enter into hedging transactions in order to meet our obligations under the Securities, our hedging counterparty will reimburse the cost of the Agent’s commissions.  The costs of the Securities borne by you and described beginning on PS-4 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the Securities.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we hedged our anticipated exposure in connection with the Securities by entering into hedging transactions with our subsidiaries and/or third party dealers. We expect our hedging counterparties to have taken positions in the stocks constituting the Index, in futures and options contracts on the Index or its component stocks listed on major securities markets. Such purchase activity could have increased the Initial Index Value, and therefore could have increased the value at which the Index must close on the Valuation Date so that you do not suffer a loss on your initial investment in the Securities. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Securities by purchasing and selling the stocks underlying the Index, futures and/or options contracts on the Index or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on the Valuation Date. We cannot give any assurance that our hedging activities will not affect the value of the Index and, therefore, adversely affect the value of the Securities or the payment you will receive at maturity.

Supplemental Information Concerning
Plan of Distribution; Conflicts of Interest
Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution (Conflicts of Interest),” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the aggregate principal amount of securities set forth on the cover of this pricing supplement.  The Agent proposes initially to offer the Securities directly to the public at the public offering price set forth on the cover page of this pricing supplement.  Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the Agent a fixed sales commission of $35 for each Security they sell; provided that dealers selling to investors purchasing the Securities in fee-based advisory accounts will receive a sales commission of $5 per Security.  After the initial offering of the Securities, the Agent may vary the offering price and other selling terms from time to time.

MS & Co. is our wholly-owned subsidiary and it and other subsidiaries of ours expect to make a profit by selling, structuring and, when applicable, hedging the Securities.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the Securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities or the level of the Index. Specifically, the Agent may sell more securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities for its own account. The Agent must close out any naked short position by purchasing the Securities in the open market after the offering. A naked short position in the Securities is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, the Securities in the open market to stabilize the price of the Securities. Any of these activities may raise or maintain the market price of the Securities above independent market prices or prevent or retard a decline in the market price of the Securities. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into a hedging transaction in connection with this offering of the Securities. See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  No offers, sales or deliveries of the Securities, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Securities has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Securities or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Securities under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Securities.  We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The Securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission). The Securities may not be offered or sold in the

Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the Securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

WARNING: The contents of this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus have not been reviewed by any regulatory authority in Hong Kong.  You are advised to exercise caution in relation to the offer.  If you are in any doubt about any of the contents of this pricing supplement, the accompanying prospectus supplement or the accompanying prospectus, you should obtain independent professional advice.

None of this pricing supplement, the accompanying prospectus supplement, the accompanying prospectus and their contents have been reviewed by any regulatory authority in Hong Kong.  Accordingly, no person may issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Securities, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the applicable securities law of Hong Kong) other than with respect to the Securities which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Chapter 571 of Hong Kong) and any rules made under that Ordinance.

Mexico

The Securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement, the accompanying prospectus supplement and the accompanying prospectus may not be publicly distributed in Mexico.

Singapore

None of this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus have been registered as a prospectus with the Monetary Authority of Singapore.  Accordingly, none of this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Securities may be circulated or distributed, nor may the Securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where securities are subscribed or purchased under Section 275 by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Securities pursuant to an offer made under Section 275 except:

(1)   to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

(2) where no consideration is or will be given for the transfer; or

(3) where the transfer is by operation of law.

Validity of the Securities
In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the securities offered by this pricing supplement have been executed and issued by Morgan Stanley, authenticated by the trustee pursuant to the Senior Debt Indenture and delivered against payment as contemplated herein, such securities will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.  This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the securities and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 21, 2011, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 21, 2011.

Benefit Plan Investor Considerations
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which we refer to as a “plan,” should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in these securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered “parties in interest” within the meaning of ERISA or “disqualified persons” within the meaning of the Code with respect to many plans, as well as many individual retirement accounts and Keogh plans (also “plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if these securities are acquired by or with the assets of a plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of these securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) and Section

4975(d)(20) of the Code provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the Securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of any plan involved in the transaction and provided further that the plan pays no more than adequate consideration in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving these securities.

Because we may be considered a party in interest with respect to many plans, unless otherwise specified in the applicable prospectus supplement, these securities may not be purchased, held or disposed of by any plan, any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”) or any person investing “plan assets” of any plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Unless otherwise specified in the applicable prospectus supplement, any purchaser, including any fiduciary purchasing on behalf of a plan, transferee or holder of these securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding thereof that either (a) it is not a plan or a plan asset entity, is not purchasing such securities on behalf of or with “plan assets” of any plan, or with any assets of a governmental or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding or disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in nonexempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing these securities on behalf of or with “plan assets” of any plan consult with their counsel regarding the availability of exemptive relief.

The Securities are contractual financial instruments.  The financial exposure provided by the Securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Securities.  The Securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Securities.

Each purchaser or holder of any securities acknowledges and agrees that:

(i)   the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Securities, (B) the purchaser or holder’s investment in the Securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Securities;

(ii)   we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the Securities and (B) all hedging transactions in connection with our obligations under the Securities;

(iii)   any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv) our interests are adverse to the interests of the purchaser or holder; and

(v)   neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of these securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the Securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any of these securities to any plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., MSSB or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Securities by the account, plan or annuity.

Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the Securities, either directly or indirectly.

United States Federal Taxation	Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Securities issued under this pricing supplement and is superseded by the following discussion.

The following summary is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of ownership and disposition of the Securities.  This discussion applies only to initial investors in the Securities who:

•
purchase the Securities at their “issue price,” which will equal the first price at which a substantial amount of the Securities is sold to the public (not including bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers); and

•	will hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;
•	insurance companies;
•	certain dealers and traders in securities, commodities or foreign currencies;
•	investors holding the Securities as part of a hedging transaction, “straddle,” conversion transaction or integrated transaction;
•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;
•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
•	regulated investment companies;
•	real estate investment trusts;
•	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively; or
•	persons subject to the alternative minimum tax.

As stated above, this discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances.  As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed, nor are any consequences resulting from the Medicare tax on investment income.

In addition, we will not attempt to ascertain whether any issuer of any shares to which a Security relates (such shares hereafter referred to as “Underlying Shares”), is treated as a “passive foreign investment company” (“PFIC”) within the meaning of Section 1297 of the Code or as a “U.S. real property holding corporation”

(“USRPHC”) within the meaning of Section 897 of the Code. If any issuer of Underlying Shares were so treated, certain adverse U.S. federal income tax consequences might apply, to a U.S. Holder in the case of a PFIC and to a Non-U.S. Holder in the case of a USRPHC, upon the sale, exchange or settlement of a Security. You should refer to information filed with the Securities and Exchange Commission or other governmental authorities by the issuers of the Underlying Shares and consult your tax adviser regarding the possible consequences to you if any issuer is or becomes a PFIC or USRPHC.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein.  Persons considering the purchase of the Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Securities due to the lack of governing authority, in the opinion of our counsel, under current law, and based on current market conditions, each Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or a court will agree with the tax treatment described herein.  Accordingly, you should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments of the Securities) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment of each Security as an open transaction.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment of the Securities

Assuming the characterization of the Securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Settlement.  A U.S. Holder should not be required to recognize taxable income over the term of the Securities prior to settlement, other than pursuant to a sale or exchange as described below.

Tax Basis. A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.

Sale, Exchange or Settlement of the Securities.  Upon a sale, exchange or settlement of the Securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged or settled.  Any gain or loss recognized upon the sale, exchange or settlement of the Securities should be long-term capital gain or loss if the U.S. Holder has held the Securities for more than one year at such time, and short-term capital gain or loss otherwise.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the tax treatment described above.

The IRS could, for instance, seek to treat a Security as a debt instrument.  Because a Security provides for the return of principal except where the Final Index Value is below the Trigger Level, the risk that a Security would be recharacterized, for U.S. federal income tax purposes, as a debt instrument is higher than with other equity-linked securities that do not contain similar provisions.

If a Security was treated as a debt instrument for U.S. federal income tax purposes, it would be subject to Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).  If the Contingent Debt Regulations applied to the Securities, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue into income original issue discount (“OID”) on the Securities every year at a “comparable yield” determined at the time of their issuance.  Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the Securities would generally be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of OID and as capital loss thereafter.

Even if the Contingent Debt Regulations do not apply to the Securities, other alternative U.S. federal income tax treatments of the Securities are possible, which, if applied, could significantly affect the timing and character of the income or loss with respect to the Securities.

Even if the tax treatment of the Securities described above were respected, it is possible that the IRS could assert that a “deemed” taxable exchange has occurred in the event of a change in the methodology by which the Index is calculated, a change in the components of the Index, or any other circumstance resulting in a material change to the Index.  If the IRS were successful in asserting that a taxable exchange has occurred, a U.S. Holder could be required to recognize gain or loss (subject to the possible application of the wash sale rules) with respect to the Securities.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.  Accordingly, prospective investors should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities, including the possible implications of this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption.  The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns will be filed with the IRS in connection with payments on the Securities and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;
•	a foreign corporation; or
•	a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

•
a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

•	certain former citizens or residents of the United States; or

•	a holder for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities.

Tax Treatment upon Sale, Exchange or Settlement of the Securities

In general.  Assuming the treatment of the Securities as set forth above is respected, and subject to the discussion below concerning backup withholding and the discussion above regarding the possible application of Section 897 of the Code, a Non-U.S. Holder of the Securities will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

Subject to the discussions regarding the possible application of Sections 871(m) and 897 of the Code, if all or any portion of a Security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Securities would not be subject to U.S. federal withholding tax, provided that:

•	the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

•	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•	the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code, and

•	the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement.  The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Security (or a financial institution holding the Security on behalf of the beneficial owner) furnishes an IRS Form W-8BEN, on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues might affect the withholding tax consequences of an investment in the Securities, possibly with retroactive effect.  Non-U.S. Holders should note that we currently do not intend to withhold on any payments made with respect to the Securities to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above and the possible application of Section 871(m) of the Code, as described below).  However, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we may decide to withhold on payments made with respect to the Securities to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld.  If you are a Non-U.S. Holder, you should consult your tax adviser regarding the U.S. federal withholding and income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by the notice.

Possible Application of Section 871(m) of the Code

The U.S. Treasury Department released proposed regulations under Section 871(m) of the Code, which requires withholding (of up to 30%, depending on whether a treaty applies) on payments or deemed payments made to non-U.S. persons on certain financial instruments to the extent that such payments are contingent upon or determined by reference to U.S.-source dividends.  While significant aspects of the application of these regulations to the Securities are uncertain, if the proposed regulations (as modified by an IRS notice) were finalized in their current form, non-U.S. investors should be aware that payments or deemed payments made after December 31, 2013 on the Securities, to the extent that they are treated, under the applicable Treasury regulations, as being contingent upon or adjusted to reflect any dividend paid with respect to the underlying stocks in the Index, are likely to be subject to withholding.  If withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty exemption, the Securities may be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the Securities at maturity as well as in connection with the payment of proceeds from a sale, exchange or other disposition.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of the Securities ― Certification Requirement” will satisfy the certification requirements necessary to avoid backup withholding as well.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

The discussion in the preceding paragraphs, insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the Securities.